UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange act of 1934

Date of Report (Date of earliest event reported):
  June 11, 2012

PLANTRONICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-12696	77-0207692
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

(831) 426-5858
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Purchase of Property
On June 12, 2012, Plamex, S.A. de C.V. (“Plamex”), a wholly-owned subsidiary of Plantronics, Inc. (“Plantronics”), entered into a Purchase and Sale Agreement (“Agreement”) with CP Monterrey, S.A. de C.V. for the purchase of certain real property in Tijuana, Baja California, Mexico (“Property”), including the buildings, facilities, structures and fixtures thereon. The purchase price for the Property was paid in cash in the amount of US$11.6 million, inclusive of value-added and property taxes of approximately US$600,000.
Plamex intends to expand and renovate the Property to consolidate operations from its four leased facilities located in Tijuana. Each of the four existing leases expires during calendar year 2013.
The Agreement includes provisions standard and customary for the purchase of real property in Mexico including, without limitation, representations and warranties by the Seller regarding (i) environmental matters, (ii) taxes, (iii) liens, security interests and encumbrances, and (iv) pending and prospective litigation.
The Purchase and Sale Agreement will be filed with Plantronics' Quarterly Report on Form 10-Q for the first quarter of fiscal year 2013.
Amendment to Credit Agreement
In connection with execution of the Agreement and the purchase of the Property, on June 11, 2012, Plantronics executed a First Amendment to Credit Agreement (“First Amendment”) between Plantronics and Wells Fargo Bank, National Association (“Wells Fargo”). The First Amendment modifies the Credit Agreement between Plantronics and Wells Fargo dated May 9, 2011 (“Credit Agreement”) to allow the purchase of, and construction on, the Property during Plantronics' fiscal year 2013. Under the First Amendment, the amount Plantronics may incur under the Credit Agreement for capital expenditures during fiscal year 2013 was increased from US$35 million to US$60 million. Furthermore, the First Amendment amended the Credit Agreement to reduce the notification and information requirements for Permitted Acquisitions of less than US$5 million, individually, and US$10 million in aggregate during any fiscal year.
The First Amendment will be filed with Plantronics' Quarterly Report on Form 10-Q for the first quarter of fiscal year 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2012	PLANTRONICS, INC.

	By:	/s/ Richard R. Pickard
	Name:	Richard R. Pickard
	Title:	Vice President - Legal, General Counsel and Secretary